Filed Pursuant to

Rule 424(b)(3)

File No. 333-117038

KH FUNDING COMPANY

$120,000,000	$30,000,000
Series 3 Senior Secured Investment Debt Securities	Series 4 Subordinated Unsecured Investment Debt Securities

PROSPECTUS RATE SUPPLEMENT

DATED SEPTEMBER 20, 2005

The following information supplements our prospectus dated July 15, 2005, related to the sale of our debt securities. You should review this information prior to making an investment decision. This supplement should be read in conjunction with the prospectus dated July 15, 2005.

The Series 3 Senior Secured Investment Debt Securities will be sold as either Demand Notes or Fixed Term Notes under the following terms:

$100,000,000 Demand Notes:	Demand Period[1]	Annual Variable Interest Rate[2]
One Day Demand Notes	One day[3]	5.25%

Thirty Day Demand Notes	Thirty day	5.50%

$20,000,000 Fixed Term Notes:	Maturity	Fixed Annual Interest Rate[4]
One Year Fixed Term Notes	One year from the date of issuance	6.50%

Three Year Fixed Term Notes	Three years from the date of issuance	6.85%

Five Year Fixed Term Notes	Five years from the date of issuance	7.10%

The Series 4 Subordinated Unsecured Investment Debt Securities will be sold as Fixed Term Notes under the following terms:

$30,000,000 Fixed Term Notes:	Maturity	Fixed Annual Interest Rate[5]
One Year Fixed Term Notes	One year from date of issuance	7.25%

Three Year Fixed Term Notes	Three years from the date of issuance	7.50%

Five Year Fixed Term Notes	Five years from the date of issuance	8.00%

[1]	The demand period is the number of days between the date we receive your notice to redeem all or part of your Note, and the date we make such redemption.
[2]	The interest rates for the Demand Notes will be adjusted while outstanding as follows: One Day Note = Federal-Funds Target Rate plus 1.50% and Thirty Day Note = Federal-Funds Target Rate plus 1.75%.
[3]	The holders of one day demand notes have the option of being provided checking account privileges to access their funds. See “Description of the Notes.”
[4]	The interest rate shall be fixed upon issuance for the term of the Note in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 2.75%; Three Year Note = Federal-Funds Target Rate plus 3.10%; and Five Year Note = Federal-Funds Target Rate plus 3.35%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.
[5]	The interest rate shall be fixed upon issuance for the term of the Note in accordance with the Federal-Funds Target Rate as follows: One Year Note = Federal-Funds Target Rate plus 3.50%; Three Year Note = Federal-Funds Target Rate plus 3.75%; and Five Year Note = Federal-Funds Target Rate plus 4.25%. In addition, there are the following interest rate bonuses for large-balance accounts: over $250,000: plus 0.15%; over $500,000: plus 0.25% and over $1,000,000: plus 0.40%.

An offer can only be made by the Prospectus dated July 15, 2005, delivered in conjunction with this Rate Supplement dated September 20, 2005. See “Risk Factors” for a discussion of certain factors which should be considered in connection with an investment in the Notes.

You may obtain an additional copy of the Prospectus dated July 15, 2005 free of charge from KH Funding Company, 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. Our telephone number is (301) 592-8100. Your may access our web site at “www.khfunding.com”. Information on our web site is not intended to be incorporated into the Prospectus. The Notes represent obligations of KH Funding and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.